Exhibit 10.1
THE AMENDED AND RESTATED
POLO RALPH LAUREN
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(formerly known as the Amended and Restated Polo Ralph Lauren Wealth
Accumulation Plan)
(Effective as of January 1, 2006)

THE AMENDED AND RESTATED POLO RALPH LAUREN
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE ONE
PURPOSE
     1.1 The Amended and Restated Polo Ralph Lauren Wealth Accumulation Plan, as adopted effective April 1, 1996 and as thereafter amended from time to time (the “Prior Plan”) is hereby amended, restated and renamed the Amended and Restated Polo Ralph Lauren Supplemental Executive Retirement Plan (the “Plan”), effective as of January 1, 2006. The purpose of the Plan is to provide key employees of Polo Ralph Lauren Corporation, a Delaware corporation (the “Company”), and any Affiliated Company (as defined herein) with a tax-deferred investment and growth of funds that will supplement the capital otherwise accumulated by or for each such employee for his retirement, and, in the event of such employee’s death prior to retirement, to provide a substantial death benefit to his survivor.
     1.2 The Plan shall become effective as of January 1, 2006; provided, however that the benefits accrued on behalf of each Participant on or after the Effective Date shall not be less than the benefits accrued on behalf of each such Participant under the Prior Plan immediately prior to the Effective Date. Plan Participants who terminated employment with the Company prior to the Effective Date (or are receiving salary continuation or severance payments from an Employer as of the Effective Date) shall be governed solely by the terms of the Prior Plan.
ARTICLE TWO
DEFINITIONS
     As used herein, the terms set forth below shall have the following meanings:
     2.1 “Account” shall mean the account established under the Plan for each Participant and the Accounts (as defined in the Prior Plan) established under the Prior Plan for each Participant.
     2.2 “Affiliated Company” shall mean any corporation, company, business or other entity that is a member of a controlled group of corporations, within which the Company is also included, or under common control within the meaning of subsections (b) and (c), respectively, of Section 414 of the Code as long as it remains in such relationship with respect to the Company.
     2.3 “Beneficiary” shall mean any person, persons or entity designated by a Participant, on a designation form prescribed by and delivered to the Committee, to receive benefits payable pursuant to the provisions of this Plan upon a Participant’s death. In the event that no Beneficiary has been designated, or the designated Beneficiary predeceases the Participant, the Beneficiary shall be determined pursuant to ARTICLE SEVEN hereof.
     2.4 “Board” means Board of Directors, Managing Partner or Committee or other body authorized and empowered pursuant to law to act for the Company.
     2.5 “Cause” shall mean a Participant’s dishonesty or gross dereliction of duties, which is materially injurious to an Employer.
     2.6 “Change in Control of the company” shall mean Ralph Lauren, his estate, members of his family or trusts for which any of them are beneficiaries (collectively the “Lauren Family”) shall cease to directly or indirectly own and control, of record and beneficially, at least 35% of the capital stock (or equivalent ownership interest, however designated) in the Company other than as a result of an Initial Public Offering (as hereinafter defined) of the Company (or its successor). After an Initial Public Offering of the Company (or its successor) the term “Change in Control of the Company” shall mean an event that results in any “person,” as such term is used in Sections 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than the Lauren Family or an employee benefit plan (or related trust) sponsored or maintained by the Company becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange act), directly or indirectly, of capital stock (or equivalent ownership interests) of the Company (or its successor) representing 50% or more of the combined voting power of the Company’s (or its successor’s) then outstanding capital stock (or equivalent ownership interests). The term “Initial Public Offering” in respect of the Company (or its successor) shall mean the direct or indirect initial sale of common stock (or other securities or interests representing equivalent ownership) to the public pursuant to a registration statement on Form S-1, S-2 or S-3 (or any successor form) filed with the Securities and Exchange Commission (or any successor thereto) pursuant to the Securities Act of 1933, as amended.
     2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
     2.8 “Committee” shall mean the initial committee appointed by the Board, subject to change from time to time by the Board, and shall consist of those individuals then respectively serving in the capacity as Vice Chairman, General Counsel and Vice President, Human Resources, unless otherwise determined by the Board.

     2.9 “Company” shall mean Polo Ralph Lauren Corporation, a Delaware corporation, and any successor organization, whether by merger, consolidation, purchase or otherwise, which shall succeed to the business of Polo Ralph Lauren Corporation, and which by appropriate action, shall adopt the Plan.
     2.10 “Compensation” shall mean the basic wages or salary paid to a Participant during a given year, excluding bonuses, incentive compensation, stock compensation (including restricted stock, restricted performance share units, and restricted stock units), commissions, wealth accumulation, income arising from the exercise of stock options or stock appreciation or similar rights, any amounts paid in a calendar year in lieu of unused vacation days earned in the prior calendar year and any severance payments (including periodic salary continuation payments), and excluding any other form of compensation which by its own terms is not to be included for purposes of the Plan. The Committee may, in its discretion, modify the definition of “Compensation” with respect to any Participant.
     2.11 “Disability” shall mean the permanent disability of an Employee, which results from injury or disease and for which the Employee is receiving (or is entitled to receive) long-term disability benefits from, or pursuant to, a plan of an Employer.
     2.12 “Effective Date” shall mean January 1, 2006; provided, however, that, with respect to any Participating Company, the term “Effective Date” shall mean the date upon which such Participating Company’s participation in the Plan becomes effective.
     2.13 “Eligible Employee” shall mean any highly compensated managerial Employee or officer of an Employer designated by the Committee to eligible to participate in the Plan, subject to all of the terms and conditions of the Plan, including without limitation, the provisions of ARTICLES THREE and FOUR.
     2.14 “Employee” shall mean a person who is regularly employed by the Company or a Participating Company or who is otherwise employed by a person or entity affiliated with the Company or a Participating Company, other than any person hired or retained as an independent contractor on a fee basis.
     2.15 “Employer” shall mean the Company and each Participating Company.
     2.16 “Employer Contribution” shall mean the contribution described in Section 4.2 hereof.
     2.17 “Participant” shall mean an Eligible Employee who is participating in the Plan. A person shall cease to be a Participant only when he and his Beneficiary no longer have any interest in the Plan.

     2.18 “Participating Company” shall mean (i) any Affiliated Company, which is designated by the Board as a Participating Company under the Plan and whose designation as such has become effective and has continued in effect and (ii) any Company within the controlled group of corporations (within the meaning of Section 1563 (a) of the Code) of which the Company is a member which is designated by the Committee as a Participating Company under the Plan. The designation shall become effective only when it shall have been accepted by the board of directors or other governing body responsible for managing the business (including an authorized general partner) of the Participating Company. A Participating Company may revoke its acceptance of such designation at any time, but until such acceptance has been revoked all of the provisions of the Plan shall apply to the Eligible Employees (and their Beneficiaries) of the Participating Company.
     2.19 “Plan” shall mean the Amended and Restated Polo Ralph Lauren Supplemental Executive Retirement Plan, as adopted effective as of January 1, 2006, and as thereafter amended from time to time. The Plan is the successor to the Prior Plan.
     2.20 “Plan Entry Date” shall mean the first day of the Plan Year in which a Participant commences participation in the Plan pursuant to Section 3.2 hereof.
     2.21 “Plan Year” shall mean the 52/53 week period ending on the Saturday closest to March 31, of each year.
     2.22 “Prior Plan” shall mean the Amended and Restated Polo Ralph Lauren Wealth Accumulation Plan, as adopted effective as of April 1, 1996, and as thereafter amended from time to time. The Prior Plan is the predecessor of the Plan.
     2.23 “Retirement” shall mean a Participant’s termination of employment with his Employer on or after his attainment of sixty-five (65) years of age.
     2.24 “Transition Plan Participant” shall mean a Participant who participated in the Prior Plan for fewer than four complete Plan Years as of the Effective Date and commenced participation in the Plan as of the Effective Date, but excluding any Plan Participant who terminated employment with the Company prior to the Effective Date (or is receiving salary continuation or severance payments as of the Effective Date).
     2.25 “Valuation Date” shall mean the first day of the Plan Year upon which a Participant first becomes entitled to a distribution under the Plan in accordance with the provisions of ARTICLE FIVE hereof.
ARTICLE THREE

ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. Each Eligible Employee in the employ of an Employer shall be eligible to participate in the Plan as of the Plan Entry Date selected by the Committee, provided that in no event shall any individual become a Participant in the Plan on or after October 1, 2004. A Participant who terminates employment, and is reemployed on or after October 1, 2004, shall not be eligible to resume participation in the Plan. Notwithstanding the foregoing, effective January 1, 2006, an employee who was not a Participant in the Plan prior to October 1, 2004, or who terminates employment and is reemployed on or after October 1, 2004, may be designated an Eligible Employee and become a Participant in the Plan, but only with respect to Employer Contributions described in Section 4.2(c); in no event shall any individual described in the preceding clause be eligible for an Employer Contribution described in Section 4.2(a) or 4.2(b).
     3.2 Participation. An Eligible Employee who has become eligible to participate in the Plan pursuant to Section 3.1 shall become a Participant on the first day of the Plan Year during which the participant first becomes eligible to participate in the Plan; provided, however, that if a Participant commences participation more than six months following the first day of such Plan Year, then the Participant’s Plan Entry Date shall be the first day of the following Plan Year.
ARTICLE FOUR
CONTRIBUTIONS AND CREDITING
     4.1 Nature and Obligation. The Company presently intends to continue the Plan indefinitely and to make contributions in respect of the Plan in accordance with the provisions of this ARTICLE FOUR. Nevertheless, each Employer reserves the right to suspend the contributions otherwise required of it under this ARTICLE at any time and from time to time, or to discontinue them altogether.
     4.2 Rate of Employer Contribution. With respect to each Plan Year during which the Company reports a profit on a consolidated basis in its audited financial statements (which shall be final and binding), the Employer will credit an Employer Contribution for such Plan Year of five percent (5%) of each participant’s Compensation for such Plan Year, provided that such Participant (a) is a Participant as of the first day of such Plan Year and (b) is either employed by the Employer on the last day of such Plan Year, or has terminated employment by reason of death, Retirement or Disability during such Plan Year. A Participant who is receiving salary continuation or severance payments from an Employer will not be considered employed by the Employer for purposes of clause (b) of the foregoing sentence. On or before September 1, of the following Plan Year, if a Participant was employed by the Company at the start of the Company’s fiscal year, then the Participant’s Account will be credited with the deemed Employer Contribution and interest by the Employer in respect of such Participant effective as of the April 1st closest to the start of the Company’s fiscal year. In the event that the Company does not report a profit on a consolidated basis with respect to a particular Plan Year, and consequently no Employer Contribution is credited, the Employer may credit an additional Employer Contribution in any succeeding Plan Year, which is equal to all or any part of the Employer Contribution that would have been made for the Plan Year during which no profit was reported.
     (b) In addition, with respect to any Plan Year commencing with the 1997 Plan Year during which, in the Company’s sole discretion, the Company’s net income substantially exceeds the Company’s budget for such Plan Year, the Employer may credit Participant’s Accounts with a “superior Company performance contribution,” at such time and in such manner as the Committee, in its sole discretion, shall determine.
     (c) An Employer may credit any Eligible Employee with a discretionary individual Employer Contribution, in such amount as shall be determined by the Compensation Committee of such Employer in its sole discretion, such Employer Contribution to be documented in Supplement A to the Plan, which shall be updated from time to time by the Senior Vice President of Human Resources and Legal or such other designee as may be established by the Compensation Committee to reflect any such grant. In the case of an individual who was a Participant prior to October 1, 2004, a grant of a discretionary Employer Contribution under this Section 4.2(c) may be in lieu of or in addition to all or a portion of the Employer Contributions described at Sections 4.2(a) and 4.2(b). Any such Employer Contributions under this Section 4.2(c) shall be subject to all of the terms and conditions of the Plan, including any amendments to the Plan to cause it to conform to Section 409A. An Award described in this Section 4.2(c), may be granted to an employee, in connection with the hiring or retention of such individual in a highly compensated managerial or officer position, prior to the date the employee first performs services for the Company or the Employer, and upon employment such individual shall be an “Eligible Employee,” provided that any such Award shall be forfeited if the individual does not become an employee of an Employer.
     4.3 Transition Plan Participant Benefits. With respect to the 1997, 1998, 1999 and 2000 Plan Years, the Employer shall credit to Transition Plan Participants, in lieu of the Employer Contributions credited pursuant to Section 4.2 hereof, such amounts so that each such Transition Plan Participant shall have been credited for four complete Plan Years, including Plan Years under the Prior Plan (or if fewer, the total number of Plan Years that the Transition Plan Participant participated in the Plan or Prior Plan), a contribution of not less than 15% of such Transition Plan Participant’s compensation, as such term is defined in the Prior Plan (“Prior Plan Compensation”), for such Plan Year. With respect to each such Plan Year, the Employer shall annually credit an Employer Contribution of not less than 15% of each Transition Plan Participant’s Prior Plan Compensation for such Plan Year to an

Account established for such Transition Plan Participant, provided that such Transition Plan Participant (a) is a Participant as of the first day of such Plan Year and (b) is either employed by the Employer on the last day of such Plan Year, or has terminated employment by reason on death or Disability during such Plan Year. A Transition Plan Participant who is receiving salary continuation or severance payments from the Employer will not be considered employed by the Employer for purposes of clause (b) of the foregoing sentence.
     In the event that a Transition Plan Participant has been credited with a contribution for one-half of a Plan Year under the Prior Plan during the four Plan Years preceding the Effective Date, then with respect to the last of the Plan Years for which such Transition Plan Participant is eligible for a benefit under this Section 4.3, the Employer shall credit him with 7-1/2% of such Transition Plan Participant’s Prior Plan Compensation for the first half of such Plan Year and, for the remainder of the Plan, a percentage of such Transition Plan’s Participant’s Compensation (as defined in Section 2.10 hereof) that is equal to one-half of the percentage credited by the Employer under section 4.2 hereof. Each Transition Plan Participant’s Account shall be credited at such time and in such same manner as is described in Section 4.2 hereof.
     4.4 Interest Crediting Rate. The interest credited to the Participant’s Account (a) during the accumulation period preceding the date that a Participant begins to receive distributions will be the annual Mid-Term Applicable Federal Rate (as defined in Code Section 1274(d) and published by the Internal Revenue Service for the month of September following the Plan Year with respect to which such interest is credited), and (b) during the distribution period will be the average of the rate described in this Section 4.4(a) applicable with respect to the three (3) Plan Years ending prior to the date that the initial distribution commences, under the terms of this Section 4.4(a) as then in effect for each of those three (3) Plan Years.
     4.5 Reserved.
     4.6 Crediting Upon Plan Termination. In the event that the Plan is terminated pursuant to Section 8.1 hereof, a Participant’s Account will be credited with interest in accordance with Section 4.4.
ARTICLE FIVE
DISTRBUTIONS
     5.1 Benefit Distribution Date. Each Participant’s Account, valued as of his Valuation Date, will be payable commencing at the age or ages specified in the agreement that he receives from the Committee evidencing his participation in the Plan. A Participant’s Retirement after attainment of age sixty-five (65) may be authorized by the Committee in its discretion.

     5.2 Method of Distribution at Retirement or Death. The normal payment period for distribution of a Participant’s Account at Retirement or death will be fifteen (15) years. Such payments will commence on or after the first day of the sixth (6th) month following the date of Participant’s Retirement or death. Payments will be made on a monthly basis and each Participant’s Account will continue to earn interest during the pay-out period, as determined in accordance with Section 4.4 hereof. Prior to the commencement of payment to the Participant, or the Participant’s Beneficiary as the case may be, requests may be made by the Participant or the Participant’s designated Beneficiary to receive payments alternatively in a lump sum, or annually over a five- or ten-year period; provided, however, that the Committee, in its discretion, reserves the right to reject any such request, and the determination of the Committee shall be final and binding. Payments will continue for the balance of the specified period to the Participant’s Beneficiary in the event of his death during the payment period.
     5.3 Termination of Employment. In the event of a Participant’s termination of employment with his Employer prior to his death, Disability or Retirement, the Employer will pay the Participant his vested interest (determined in accordance with ARTICLE SIX hereof) in his Account, valued as of his Valuation Date, in equal annual installments as follows:

Amount in a Participant’s	Number of Years of
Account of Vested Interest	Annual Installments
$1,000,000 or More	10 Years
$500,000 — 999,999	5 Years
$100,000 — 499,999	3 Years
Less than $100,000	One Lump Sum
     Such payments will commence on or after the first day of the sixth (6th) month following the date that the Participant’s employment with his Employer terminates.
     5.4 Distribution Upon Disability. Upon the occurrence of a Disability, a Participant’s Account will be distributed to such Participant in monthly installments over a ten- or fifteen-year period, as elected by the Participant; provided, however, that the Committee, in its discretion, reserves the right to reject any such request, and the determination of the Committee shall be final and binding. In addition, upon written request by a Participant who has incurred a Disability (or such Participant’s legal representative), the Committee may, in its sole discretion, determine to distribute the Participant’s Account in a single lump sum, or annually over a five-year period, to such Participant (or to his legal representative), provided that the determination of the Committee shall be final and binding.

     5.5 Distribution Upon Plan Termination. Upon the termination of the Plan, each Participant’s Account will be distributed to such Participant in ten (10) annual installments. Notwithstanding the preceding sentence, the Committee may, in its discretion, determine to distribute any Participant’s Account in a lump sum at any time following the termination of the Plan.
     5.6 Special Pre-Distribution Period Payments. Within ten (10) days after a Participant’s distributions have commenced hereunder, the Employer will pay to the Participant or his beneficiary, as the case may be, in a lump sum, interest on the vested portion of the Participant’s Account as of the Valuation Date, from the Valuation Date to the date of the first distribution, at the interest rate set forth in Section 4.4 hereof; provided, however, that such lump sum interest payment shall not be made if interest for such period has been included in the calculation of the Participant’s distributions. In addition, if distributions have commenced as a result of the Retirement, death or Disability of a Participant, the Employer will pay to the Participant or his beneficiary, as the case may be, in a lump sum, the contribution which is required to be made pursuant and subject to Section 4.2 hereof, based upon the Compensation actually earned by the Participant in the Plan Year during which the Retirement, death or Disability occurred. Such payment shall be made as promptly as practicable to the extent ascertainable but in any event no later than the September 1 of the Plan Year following the Plan Year in which distribution commenced.
ARTICLE SIX
VESTING
     6.1 Vesting. All amounts credited to Participants’ Accounts will vest, in cumulative installments, at the rate of: 10% after the completion of one year of participation, an additional 15% (or a total of 25%) after the completion of two years of participation, an additional 20% (or a total of 45%) after the completion of three years of participation, an additional 25% (or a total of 70%) after the completion of four years of participation and an additional 30% (or a total of 100%) after the completion of five years of participation. No Participant’s Account shall vest in excess of one hundred percent (100%) under this Plan.
     Each Participant’s Account will be one hundred percent (100%) vested and nonforfeitable either upon attainment of sixty (60) years of age (regardless of such Participant’s credited years of participation) or at his death prior to termination of employment with his Employer. Each Participant will be credited with one year of participation for each completed 12 month period of employment with the Employer commencing with the Participant’s Plan Entry Date as determined pursuant to the Prior Plan, if applicable, or, if the Participant did not participate in the Prior Plan, then commencing with the Plan Entry Date as determined pursuant to the Plan.

     Notwithstanding the foregoing, in no event will a participant’s vesting percentage be less than the vesting percentage applicable to such Participant’s Account as of the Effective Date determined in accordance with the terms of the Prior Plan.
     6.2 Death Benefit. In the event of a Participant’s death prior to Retirement or termination of employment with his Employer, the death benefit payable to his Beneficiary will be an annual benefit equal to the greater of two (2) times the highest annual contribution made to the Plan on his behalf, paid in monthly installments over fifteen (15) years, or his Account balances valued as of his Valuation Date, paid out in monthly installments for fifteen (15) years, with the interest credited during the distribution period equal to the average of the interest credited for the three (3) years prior to the date that the initial distribution commences. Notwithstanding the preceding sentence, the minimum two times benefits will be available only to those Participants who, at the time that they commence participation in the Plan, qualify as standard insurance risks for whom insurance is in force by the United states insurance industry in an amount necessary to fund such benefit.
     If a Participant dies after Retirement or termination of employment but before all amounts payable to such Participant have been made, the remaining payments will be made to the Participant’s Beneficiary.
     Upon the death of a Participant who had been receiving distributions as a result of a previously incurred Disability, the death benefit in respect of a Participant will be the death benefit that would otherwise have been at the time of such Disability, reduced by the amount previously paid hereunder to or on behalf of such Participant as Disability payments. In the event that all required Disability payments have been made to or on behalf of a Participant, no death benefit or other benefit will be made under the Plan with respect to such Participant.
     6.3 Disability. Upon the occurrence of a Disability, a Participant’s Account shall become one hundred percent (100%) vested and nonforfeitable. The Account of a Participant with a Disability will be distributed in accordance with Section 5.4 hereof.
ARTICLE SEVEN
DESIGNATION OF BENEFICIARY
     7.1 Subject to Section 7.2 hereof, each Participant shall have the right to designate a Beneficiary and to change such designation from time to time without notice to or consent of such previously designated Beneficiary.
     7.2 A designation of Beneficiary form shall be given to each Participant upon his commencement or recommencement of participation in the Plan and thereafter will be made available to such Participant upon his request. If no such designation is in effect at the time of a Participant’s death, or if the Beneficiary so designated fails to survive such Participant, the Beneficiary shall be his spouse, if then living, otherwise his surviving children in equal shares, or if such Participant has no spouse or children surviving, to the legally appointed representative of his estate as an asset of such estate.
ARTICLE EIGHT
AMENDMENT AND TERMINATION
     8.1 Amendment or Termination of Plan. The Company intends the plan to be permanent. However, the Board reserves the right to amend from time to time, or to terminate the Plan at any time; provided, however, that (a) no amendment or termination of the Plan (a) may adversely affect the accrued benefit of any Participant without his prior consent, and (b) any adverse adjustment to the crediting of interest with respect to any accrued benefits shall not be effective with respect to any Participant unless such Participant approves such adjustment or such adjustment is approved by 75% of all Participants under the Plan at the time of the adjustment.
ARTICLE NINE
CHANGE IN CONTROL OF THE COMPANY
     9.1 Plan Termination. In the event that the Plan shall be terminated within five years following a Change in Control of the Company, each Participant’s Account will become one hundred percent (100%) vested and nonforfeitable and distributed in accordance with Section 5.5 hereof.
     9.2 Involuntary Termination of Employment. In the event that a Participant’s employment with an Employer is involuntarily terminated, other than for Cause, within five years following a Change in Control of the Company, such Participant’s Account will become one hundred percent (100%) vested and nonforfeitable and distributed in accordance with Section 5.5 hereof (as if the Plan had terminated).
ARTICLE TEN
ADMINISTRATION AND INTERPRETATION
     10.1 The Committee (i) shall administer and interpret the terms and conditions of this Plan, (ii) shall establish reasonable procedures with which Participants must comply to exercise any right established hereunder and (iii) may, in its discretion, delegate its responsibilities or duties hereunder to any person or entity.

The rights and duties of Participants, Beneficiaries and other persons and entities are subject to, and governed by, such acts of administration, interpretations, procedures, and delegations.
ARTICLE ELEVEN
MISCELLANEOUS
     11.1 Unsecured Promise. The undertakings of each Employer herein constitute merely the unsecured promise of such Employer to make the payments as provided for herein. No property of any Employer is or shall, by reason of this Plan, be held in trust for any Participant, any Beneficiary or any other person, and neither any Participant nor any Beneficiary nor any other person shall have, by reason of the Plan, any rights, title or interest of any kind in or to any property of the Company or any Participating Company.
     11.2 Purchase of Life Insurance. For purposes of funding the benefits to be provided under the Plan, it is understood that the Employer may purchase a life insurance contract or contracts on the life of each Participant. It is expressly agreed that the Company shall at all times be the sole and complete owner and beneficiary of any such contract, shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without knowledge or consent of the Participant or his designated beneficiary or any other person, and that neither the Participant nor his designated Beneficiary nor any other person shall have any right, title or interest, legal or equitable, whatsoever in or to any such contract. Each Participant will agree, as a condition of eligibility, to comply with the underwriting requirements of the insurance company issuing such insurance contract or contracts including a physical examination by a medical doctor to the extent required for the Company to purchase a life insurance contract on the life of the Participant.
     11.3 No Right of Employment. Neither anything contained in the Plan, nor any acts done pursuant hereto, shall be construed as entitling the Participant to be continued in the employ of the Company for any period of time, or as obliging the Company or a subsidiary to keep the Participant in its employ for any period of time.
     11.4 Nonassignability. Except as set forth herein, no rights of any kind under the Plan shall, without the written consent of the Company, be transferable or assignable by the Participant, any designated beneficiary or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.
     11.5 Successors and Assigns. The Plan shall be binding upon the Participant, his heirs and personal representatives, and upon the Company, its successors and assigns.

     11.6 Incompetency. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine.
     11.7 Invalidity. In the event that any part of this Agreement shall be deemed invalid for any reason, such invalidity shall not affect the remainder of this Agreement, which shall remain valid and binding upon the parties and enforceable in accordance with its terms.
     11.8 Withholding. The Company shall deduct from any payment to be made under the Plan all applicable federal, state, local and employment withholding taxes and shall remit such taxes to the appropriate authority. Notwithstanding the foregoing, the Participant remains responsible for the payment of any and all taxes due on any and all payments and distributions under the Plan.
     11.9 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York.
     11.10 Interpretation. As used in the Plan, the masculine wherever used shall also refer to the feminine gender, and the singular may include the plural and vice versa, unless the context clearly indicates to the contrary.
     IN WITNESS WHEREOF, the Company has authorized the Plan to be duly executed effective as of the 1st day of January, 2006.

Polo Ralph Lauren Corporation
By:
Name:
Title:

SUPPLEMENT A
Discretionary Individual Employer Contributions